As filed with the Securities and Exchange Commission on September 10, 2008

Registration Nos. 33-48960

33-58117

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4 REGISTRATION STATEMENT NO. 33-48960

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4 REGISTRATION STATEMENT NO. 33-58117

UNDER

THE SECURITIES ACT OF 1933

MILLIPORE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS	04-2170233
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

290 Concord Road

Billerica, Massachusetts 01821

(978) 715-4321

(Address, including Zip Code, and Telephone Number, including Area Code of Principal Executive Offices)

Jeffrey Rudin, Esq.

General Counsel

Millipore Corporation

290 Concord Road

Billerica, Massachusetts 01821

(978) 715-4321

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Please send copies of all communications to:

Craig E. Marcus, Esq.

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

(617) 951-7000

Approximate date of commencement of proposed sale to the public:    Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-4 of the Registrant (collectively, the “Registration Statements”):

File No. 33-48960, pertaining to the registration of 250,000 shares of the Registrant’s common stock, par value $1.00 per share, in connection with an acquisition, which was filed with the Securities and Exchange Commission on July 15, 1992.

File No. 33-58117, pertaining to the registration of $100,000,000 of 6.78% Senior Notes in connection with an exchange of previously issued notes, which was filed with the Securities and Exchange Commission on March 16, 1995, as amended by Pre-Effective Amendment No. 1 filed on April 25, 1995, by Pre-Effective Amendment No. 2 filed on May 1, 1995, and by Pre-Effective Amendment No. 3 filed on May 3, 1995.

The common stock and debt securities of the Registrant registered under the Registration Statements are collectively referred to as the “Securities”.

The offerings contemplated by each of the Registration Statements have terminated. Accordingly, the Registrant hereby files these Post-Effective Amendments No. 1 to the Registration Statements to deregister such Securities originally registered under the Registration Statements to the extent such Securities remain unsold thereunder. The Registrant hereby requests that upon the effectiveness of these Post-Effective Amendments No. 1 to the Registration Statements, such Securities be removed from registration.

As no securities are being registered herein, the sole purpose being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused each of these Post-Effective Amendments No. 1 to the Registration Statements on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billerica, Commonwealth of Massachusetts, on the 10th day of September, 2008.

MILLIPORE CORPORATION

By:	/S/ JEFFREY RUDIN
Name:	Jeffrey Rudin
Title:	Vice President and General Counsel